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                                                                     EXHIBIT 3.1

                           CERTIFICATE OF AMENDMENT OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                              SPINROCKET.COM, INC.



It is hereby certified that:

            1. The name of the corporation (hereinafter called the "Corporation") is "SPINROCKET.COM, INC."

            2. The certificate of incorporation of the Corporation is hereby amended by striking out Article FIRST thereof and by substituting in lieu of said Article the following new Article:

            "FIRST: The name of the corporation is ConnectivCorp (hereinafter referred to as the "Corporation")."

            3. The amendment of the certificate of incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation law of the State of Delaware.

            THE UNDERSIGNED, being an officer of Spinrocket.com, Inc. for the purposes of amending the Certificate of Incorporation of the Corporation pursuant to the General Corporation law of the State of Delaware, does make this Amended Certificate of Incorporation, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand as of this 11th day of September, 2000.


                                          /s/ Robert Miller
                                          -----------------------------
                                          Robert Miller
                                          President